Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., March 26, 2015 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation (NASDAQ: BKSC), the parent Company for The Bank of South Carolina, declared a quarterly dividend of $.13 per share to shareholders of record April 7, 2015, payable April 30, 2015. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We're off to a good start with better than anticipated loan volume and solid production from our mortgage department. Strategic changes within our investment portfolio have resulted in a strong contribution to our bottom line. Excellent control of expenses continues to drive our efficiencies. We are happy with our results to date and are pleased to be able to share our success with our shareholders through a quarterly dividend."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, (843) 724-1500